Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Reports Final Fourth Quarter

and Fiscal Year 2005 Results

Merix will conduct a conference call and live webcast on June 29, 2005 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. An on-line replay will be available beginning 5:00 p.m. PT June 29. A phone replay will be available until midnight on July 6, 2005 by calling (719) 457-0820, access code 4080579.

FOREST GROVE, OR, June 29, 2005 - Merix Corporation (NASDAQ:MERX) today reported final consolidated financial results for the quarter and year ended May 28, 2005. Sales for the quarter increased 15.9% to $51.6 million compared to $44.5 million for the fourth quarter of fiscal 2004. On a GAAP basis, the Company had a net loss this quarter of $1.7 million or $0.09 per share compared to a loss of $1.6 million or $0.08 per share in the same period last year.

Sales for fiscal year 2005 increased approximately 19.6% to $187.0 million, compared to $156.4 million for fiscal 2004. Nearly half of the sales increase is attributable to the acquisition of Data Circuit Systems in December 2004. On a GAAP basis, the Company had a net loss of $2.6 million or $0.14 per share in fiscal 2005, compared to net income of $28 thousand or $0.00 per share in fiscal 2004.

The non-GAAP loss for the fourth quarter of fiscal 2005 was $124 thousand or $0.01 per share compared to a non-GAAP loss of $757 thousand or $0.04 per share in the same period last year. The non-GAAP loss in the current quarter excludes expense related to: the amortization of identifiable intangible assets; a severance charge associated with the departure of a senior executive; and legal fees for defense of securities litigation. The non-GAAP results also exclude adjustments to the valuation allowance against deferred taxes. Management believes these exclusions are not representative of underlying trends in the Company’s operating performance and that excluding them provides investors with additional information to compare the Company’s results over multiple periods and to its competitors. See Related Financial Highlights in this earnings release for a reconciliation of GAAP to non-GAAP results.

Gross margin increased to 12.2% in the fourth quarter of fiscal 2005 from 9.0% in the fourth quarter of fiscal 2004. Contributing to the improved gross margin in fiscal 2005 were higher margin sales resulting from a higher percentage of quick-turn business. Quick-turn business in the fourth quarter increased over the prior year quarter as a result of the acquisition of Merix San Jose (formerly called Data Circuit Systems). Partially offsetting this improvement was the impact of lower pricing in the fourth quarter compared to the prior year period. Gross margin decreased in the fourth quarter of fiscal 2005 compared to the third quarter gross margin of 14.8% due to overhead absorption expensed as a result of successful efforts to reduce inventory, a severance charge associated with the departure of a senior executive, expense for a workers’ compensation retrospective plan adjustment related to prior periods, and additional depreciation expense as a result of final purchase accounting adjustments related to the acquisition of Merix San Jose.

Selling, general and administrative expenses in the fourth quarters of fiscal 2005 and 2004 included $550 thousand and $450 thousand, respectively, of expense for legal fees related to defense of securities lawsuits.

Cash flow from operations in fiscal 2005 was $4.8 million in the fourth quarter and $9.8 million for the full year. EBITDA in fiscal 2005 was $2.7 million in the fourth quarter and $12.4 million for the full year.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “Our financial results for fiscal 2005 are not acceptable and we are taking actions that will further reduce our cost structure and improve our operating efficiency. As part of our cost reduction actions, we are implementing a restructuring that will entail a reduction in headcount across our manufacturing and support organizations, predominantly in Oregon, of between 110 and 160 positions. The total charge related to the reduction in headcount and other cost reduction actions is estimated at between $1.9 and $2.5 million. The restructuring is expected to be completed by the end of our second quarter ending November 26, 2005. Approximately $1.2 to $1.4 million of the charge is expected to be included in first quarter results and the balance in the second quarter. Quarterly cost savings from these actions are estimated at between $2.0 and $2.2 million, beginning in the second quarter of fiscal 2006, and increasing to total quarterly savings of approximately $3.0 million in the third quarter.”

“As we look at the first quarter of fiscal 2006, we have seen an increase in order activity; however, the pricing environment remains challenging. We currently expect sales in the first quarter, excluding Eastern Pacific Circuits, to be between $51.0 and $52.0 million with a non-GAAP loss of between $0.05 and $0.06 per share. The non-GAAP loss excludes initial integration costs of approximately $380 thousand related to the pending acquisition of Eastern Pacific Circuits. With Merix San Jose successfully integrated and the pending acquisition of Eastern Pacific Circuits, we look forward to the benefits that velocity, technology, and lower cost Asian operations can provide for our customers and for our goal of sustainable profitable operations,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the first quarter of fiscal 2006 and estimates of expense and savings related to the restructuring, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: our ability to successfully finance, close and integrate the Eastern Pacific Circuits acquisition; our ability to successfully implement our cost reduction actions; fluctuations in the demand for our products and services, including quick-turn and premium services; our ability to achieve and maintain operational improvements; our ability to achieve expected operating and financial results; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to fully utilize our assets and control costs; our ability to control or pass through increases in the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 29, 2004. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	May 28, 2005	May 29, 2004	May 28, 2005	May 29, 2004
Net sales	$51,612	$44,520	$186,994	$156,400
Cost of sales	45,320	40,521	163,205	136,425

Gross profit	6,292	3,999	23,789	19,975

Engineering	1,781	1,684	6,774	6,047
Selling, general and administrative	5,537	3,789	18,278	12,773
Amortization of identifiable intangibles	739	—	1,374	—

Total operating expense	8,057	5,473	26,426	18,820

Operating income (loss)	(1,765)	(1,474)	(2,637)	1,155
Interest and other income (expense), net	62	(141)	35	(1,127)

Income (loss) before taxes	(1,703)	(1,615)	(2,602)	28

Income tax expense	7	—	8	—

Net income (loss)	$(1,710)	$(1,615)	$(2,610)	$28

Net income (loss) per diluted share	$(0.09)	$(0.08)	$(0.14)	$0.00

Shares used in per share calculations	19,318	19,010	19,224	16,830

MERIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	May 28, 2005 (unaudited)	May 29, 2004
Assets
Cash and short-term investments	$77,685	$124,530
Accounts receivable, net	37,338	30,051
Inventories	11,227	9,622
Other current assets	2,451	1,312

Total current assets	128,701	165,515

Property, plant and equipment, net	88,132	84,021
Goodwill	25,551	—
Identifiable intangibles, net	9,754	—
Other assets	1,803	645

Total assets	$253,941	$250,181

Liabilities and Shareholders’ Equity
Accounts payable	$16,957	$19,255
Other accrued liabilities	4,767	3,997
Accrued compensation	4,721	1,061
Accrued warranty	1,519	2,085
Income taxes payable	6	—
Current portion of long-term debt	1,000	—

Total current liabilities	28,970	26,398

Long-term debt	26,000	25,000
Other long-term liability	960	368

Total liabilities	55,930	51,766

Shareholders’ equity	198,011	198,415

Total liabilities and shareholders' equity	$253,941	$250,181

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q4 04		Q3 05		Q4 05
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$44,520	100.0%	$50,008	100.0%	$51,612
Cost of Sales	91.0%	40,521	85.2%	42,589	87.8%	45,320
Gross Margin	9.0%	3,999	14.8%	7,419	12.2%	6,292
Engineering Expense	3.8%	1,684	3.3%	1,656	3.5%	1,781
Selling, General & Administrative Expense	8.5%	3,789	9.4%	4,714	10.7%	5,537
Amortization of Identifiable Intangibles	0.0%	—	1.3%	635	1.4%	739
Total Operating Expense	12.3%	5,473	14.0%	7,005	15.6%	8,057
Operating Income (Loss)	-3.3%	(1,474)	0.8%	414	-3.4%	(1,765)
Interest and Other Income (Expense), net	-0.3%	(141)	0.0%	(21)	0.1%	62
Pretax Income (Loss)	-3.6%	(1,615)	0.8%	393	-3.3%	(1,703)
Net Income (Loss)	-3.6%	(1,615)	0.8%	393	-3.3%	(1,710)
Effective Tax Rate		0.0%		0.0%		0.0%
Shares for Diluted EPS		19,010		19,476		19,318
Diluted Income Per Share		$(0.08)		$0.02		$(0.09)

SALES BY END MARKETS (% of Sales)
Communications	82%	$36,326	77%	$38,321	72%	$36,874
High-End Computing & Storage	5%	2,530	9%	4,257	9%	4,503
Test & Measurement	6%	2,613	3%	1,730	4%	2,280
Other	7%	3,051	11%	5,700	15%	7,955

OTHER FINANCIAL DATA
Cash provided by Operations		$73		$1,186		$4,755
Debt to Total Capital		0.11		0.12		0.12
EBITDA		$1,575		$4,540		$2,666
Capital Expenditures		$6,300		$1,511		$1,793
Depreciation and Amortization (% of sales)	7.0%	$3,123	8.4%	$4,191	8.7%	$4,505

	Q4 04		Q3 05		Q4 05		Q1 06
	EPS	Net Loss	EPS	Net Income	EPS	Net Income	EPS Guidance
NON-GAAP EARNINGS RECONCILIATIONS
GAAP Net Income	$(0.08)	$(1,615)	$0.02	$393	$(0.09)	$(1,710)	$(0.19)–(0.22)
Adjustments:
-Amortization of identifiable intangibles	—	—	0.03	635	0.04	739	0.04
-Legal fees	0.02	450	—	—	0.03	550
-Executive severance	—	—	—	—	0.01	230
-EPC integration costs	—	—	—	—	—	—	0.02
-Inventory purchase accounting adjustment	—	—	0.02	320	—	—
-Restructuring	—	—	—	—	—	—	0.06–0.07
-Adjustment to valuation allowance on deferred tax asset	0.02	408	(0.02)	(472)	0.00	67	0.02–0.03

Non-GAAP Net Income	$(0.04)	$(757)	$0.04	$876	$(0.01)	$(124)	$(0.05)–(0.06)
* Q404 non-GAAP modified to include Legal fees for presentation consistent with the current period

GAAP Net Income		$(1,615)		$393		$(1,710)
Add back items:
Interest Expense		407		428		431
Interest Income		(340)		(472)		(567)
Income Taxes		—		—		7
Amortization		78		725		841
Depreciation		3,045		3,466		3,664

EBITDA		$1,575		$4,540		$2,666

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	FY2004		FY2005
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$156,400	100.0%	$186,994
Cost of Sales	87.2%	136,425	87.3%	163,205
Gross Margin	12.8%	19,975	12.7%	23,789
Engineering Expense	3.9%	6,047	3.6%	6,774
Selling, General & Administrative Expense	8.2%	12,773	9.8%	18,278
Amortization of Identifiable Intangibles	0.0%	—	0.7%	1,374
Total Operating Expense	12.0%	18,820	14.1%	26,426
Operating Income (Expense)	0.7%	1,155	-1.4%	(2,637)
Interest and Other Expense, net	-0.7%	(1,127)	0.0%	35
Pretax Income (Loss)	0.0%	28	-1.4%	(2,602)
Net Income (Loss)	0.0%	28	-1.4%	(2,610)
Effective Tax Rate		0.0%		0.0%
Shares for EPS		16,830		19,224
Income (Loss) Per Share		$0.00		$(0.14)

SALES BY END MARKETS (% of Sales)
Communications	82%	$128,492	78%	$145,053
High-end Computing	7%	11,314	8%	14,803
Test & Measurement	6%	8,721	4%	8,302
Other	5%	7,873	10%	18,836

OTHER FINANCIAL DATA
Cash provided by Operations		$1,925		$9,781
EBITDA		$11,534		$12,372
Capital Expenditures		$13,684		$15,813
Depreciation and Amortization (% of sales)	6.8%	$10,598	8.2%	$15,306

NON-GAAP EARNINGS RECONCILIATION
GAAP Net Income (Loss)		$28		$(2,610)
Add back items:
Interest Expense		1,636		1,681
Interest Income		(728)		(2,013)
Income Taxes		—		8
Depreciation & Amortization Expense		10,598		15,306

EBITDA		$11,534		$12,372